Exhibit 99.1

CareDx Reports Preliminary Fourth Quarter and FY 2016 Financial Results

Company to host conference call today at 5:00pm ET

BRISBANE, CA, March 15, 2017: CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today reported preliminary financial results for the fourth quarter and year ended December 31, 2016.

Recent highlights:

•	Continued to grow revenues on its core products and consolidated recent acquisition

•	Reported record FY 2016 preliminary revenues in the range of $40.4M to $40.7M

•	Achieved total preliminary revenue for the fourth quarter of 2016 in the range of $10.6M to $10.9M

•	AlloMap® preliminary revenues were $7.2M to $7.4M in the quarter, with quarterly US tests volume up by 5.5% year-over-year

•	Olerup® preliminary revenues contributed $3.4M to $3.5M in the fourth quarter

•	Advanced AlloSure® clinical data to support reimbursement and future adoption

•	AlloSure DART study shows that the testing service identifies active organ rejection

•	AlloSure clinical data featured in two leading scientific journals

•	Acquired SBT Resolver™ HLA Typing Products from Illumina, adding to a source of growth

•	Completed convertible debt financing with $25M funded

•	Financing provides launch funding for AlloSure with interest-only period through February 2018

“Driving AlloSure toward commercialization is our top priority and we believe this will make a fundamental difference for kidney transplant patients and generate shareholder value. This quarter we demonstrated that we are delivering on our commitment to bring next generation sequencing solutions to the transplant clinic. We have submitted the AlloSure dossier for reimbursement with Medicare,” said Peter Maag, CareDx President and Chief Executive Officer. “With clarity on AlloMap reimbursement in the Clinical Lab Fee Schedule, we also secured funding that helps to launch AlloSure and drive product growth.”

Preliminary Full Year and Fourth Quarter 2016 Financial Results

These financial results for the year and three months ended December 31, 2016 are preliminary and will be updated with the filing of the upcoming Annual Report on Form 10-K for the year ended December 31, 2016.

Preliminary revenue for the year and three months ended December 31, 2016, were in the ranges of $40.4 million to $40.7 million and $10.6 million to $10.9 million, respectively, compared with $28.1 million and $6.6 million in corresponding periods of 2015, respectively; and reflected the contribution of Olerup branded product sales following the acquisition of Allenex AB in April 2016. Preliminary revenue from AlloMap tests for the year and three months ended December 31, 2016, were in the ranges of $29.5 million to $29.7 million and $7.2 million to $7.4 million, respectively, compared with $27.9 million and $6.7 million in the corresponding periods of 2015, respectively. Olerup revenue in year and three months ended December 31, 2016, were in the ranges of $10.6 million to $10.7 million and $3.4 million to $3.5 million, respectively.

For the year ended December 31, 2016, the preliminary net result was in a loss range of $41.9 million to $39.3 million compared to a net loss of $13.7 million in 2015. For the three months ended December 31, 2016, the preliminary net result was in a loss range of $17.9 million to $15.3 million compared to a net loss of $4.8 million in the same period of 2015. In the three months ended December 31, 2016, the Company recorded an impairment of goodwill recorded in the acquisition of Allenex AB in the range of $12.8 million to $14.9 million. Reflected in the Company’s results for the three months ended December 31, 2016, is a net other income credit of $0.7 million connected with the settlement of outstanding financing and acquisition-related legal matters with Oberland Capital and the Nasdaq Stockholm.

2017 Guidance

For the full year 2017, the Company expects revenue to be in the range of $45 million to $50 million, excluding any potential AlloSure revenue. The Company has filed for coverage and reimbursement with the MolDx program at Palmetto and the dossier is currently under technical review.

Debt Financing

Today, the Company announced that it has signed and closed a senior secured convertible note agreement with an institutional investor, with $25.0 million funded. This new facility consists of $27.78 million in convertible notes with a maturity date of February 28, 2020, an interest rate of 9.5% per annum payable monthly, and is convertible into the Company’s common stock at a price of $4.56 per share at the investor’s option. The new facility requires interest-only payments through February 2018. Commencing in March 2018, the investor may require the Company to repay up to $937,500 of the facility per calendar month. The Company will have the option to make such payments in cash or, subject to certain limitations, shares of its common stock. The proceeds from this new facility will be used to retire the Company’s remaining outstanding debt with East West Bank and provide additional funding for the AlloSure launch initiatives.

Conference Call

Management will host a conference call today beginning at 2:00 pm PT/5:00 pm ET. Individuals interested in listening to the conference call may do so by dialing (855) 420-0616 for domestic callers or (678) 304-6848 for international callers. Please reference Conference ID: 88559794. To listen to a live webcast, please visit the investor relations section of CareDx’s website at: www.CareDx.com.

A replay of the call will be available beginning March 15, 2017 at 5:00 pm PT/8:00 pm ET through 5:00 pm PT/8:00 pm ET on March 16, 2017. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 88559794. The webcast will also be available on CareDx’s website for one year following the completion of the call.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a global molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients. CareDx offers AlloMap®, a gene expression test that aids clinicians in identifying heart transplant patients with stable graft function who have a low probability of moderate to severe acute cellular rejection (ACR). CareDx is developing additional products for transplant monitoring using a variety of technologies, including AlloSure®, a proprietary next-generation sequencing–based test to detect donor-derived cell-free DNA (dd-cfDNA) after transplantation.

CareDx, with its presence through Olerup, also develops, manufactures, markets and sells high quality products that increase the chance of successful transplants by facilitating a better match between a donor and a recipient of stem cells and organs. Olerup SSP® is a set of HLA typing products used prior to hematopoietic stem cell/bone marrow transplantation and organ transplantation. XM-ONE® is the first standardized test that quickly identifies a patient’s antigens against HLA Class I, Class II or antibodies against a donor’s endothelium. For more information, please visit: www.CareDx.com.

Forward Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, research, development and commercialization efforts, anticipated future financial results, including our guidance for full fiscal 2017 revenue, and preliminary financial results for the three months and year ended December 31, 2016, which final results could change materially, our proposed use of proceeds from the financing with the institutional investor described above and our prospects. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks related to our diagnostic studies, including obtaining sufficient clinical samples and participation of clinical investigators in such studies, the timeline for completion of research efforts, development and commercialization of additional diagnostic solutions including cell-free DNA, which is a lengthy and complex process that may not be successful, our dependence on Medicare for a substantial portion of our revenue, our dependence on health insurers and other third-party payers to provide coverage for our current test and future tests, if any, our intellectual property position, and completion of the audit of our financial statements for the year ended December 31, 2016. These factors, together with those that are described in our filings with the Securities and Exchange Commission (SEC), including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and the Annual Report on Form 10-K for the year ended December 31, 2015, as amended, as filed by us with the SEC, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. The Company expressly disclaims any obligation or undertaking, except as required by law, to update or revise any such forward-looking statements.

Investor Contact

Jamar Ismail, Vice President

Westwicke Partners, LLC

T: +1 415-513-1282

E: jamar.ismail@westwicke.com